UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ENSTAR GROUP LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
P.O. Box HM 2267
Windsor Place, 3rd Floor, 22 Queen Street
Hamilton HM JX
Bermuda
Telephone: (441) 292-3645
(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)
ENSTAR GROUP LIMITED AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN
(Full title of the plan)
Enstar (US) Inc.
411 Fifth Avenue, Floor 5
New York, NY 10016
(212) 790-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Guy Bowker, Chief Financial Officer Enstar Group Limited P.O. Box HM 2267 Windsor Place, 3rd Floor, 22 Queen Street Hamilton HM JX Bermuda	Per B. Chilstrom, Esq. Paul Koppel, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000
Indicate by check mark whether the registrant is a large accelerated filler, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☒         Accelerated filer             ☐
Non-accelerated filer     ☐                    Smaller reporting company     ☐
    Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares ($1.00 par value) (1)	84,370	(3)	$115.82	$9,771,733	$1,268.37

(1)
Estimated in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on The Nasdaq Global Select Market on March 18, 2020.

(2)
Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional ordinary shares that become issuable under the Enstar Group Limited 2016 Equity Incentive Plan, as adopted on June 14, 2016 and amended and restated on November 25, 2019 (such plan, as amended and restated on November 25, 2019, the “Amended and Restated Equity Incentive Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding ordinary shares.

(3)	Represents 84,370 additional ordinary shares reserved for issuance under the Amended and Restated Equity Incentive Plan. See “Explanatory Note” for additional information.

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SHARES
Enstar Group Limited (the “Company”) has registered an aggregate of 689,654 ordinary shares for issuance under the Enstar Group Limited 2016 Equity Incentive Plan, as adopted on June 14, 2016 and amended and restated on November 25, 2019 (such plan, as amended and restated on November 25, 2019, the “Amended and Restated Equity Incentive Plan”), pursuant to a Registration Statement on Form S-8 (No. 333-212131) filed with the Securities and Exchange Commission (the “SEC”) on June 20, 2016 (the “Prior Registration Statement”).
On November 25, 2019, at a special meeting of shareholders of the Company, the shareholders of the Company approved the adoption of the Amended and Restated Equity Incentive Plan, which reflected (i) amendments related to the addition of a new Joint Share Ownership Plan ("JSOP") as a sub-plan of the Amended and Restated Equity Incentive Plan and (ii) the authorization of an additional 650,000 ordinary shares of the Company for use under the Amended and Restated Equity Incentive Plan. On January 21, 2019, the Company issued 565,630 ordinary shares in connection with a JSOP award granted pursuant to the Amended and Restated Equity Incentive Plan, which shares were issued pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended.
The Company is filing this Registration Statement on Form S-8 to register 84,370 additional ordinary shares reserved for issuance under the Amended and Restated Equity Incentive Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by Enstar Group Limited (the "Company", the "Registrant", "Enstar" or "we", "us" and "our"):

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020 (the "2019 Annual Report");

(2)	The Registrants Current Reports on Form 8-K, filed with the Commission on January 27, 2020, February 26, 2020 and March 10, 2020;

(3)
the information specifically incorporated by reference into the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 from its definitive proxy statement filed on June 11, 2019; and

(4)
the description of the Registrant's share capital contained in Exhibit 4.7 of the 2019 Annual Report, which updated the description thereof contained in Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 17, 2016, including any amendment thereto or report filed for the purpose of updating such description.

In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents, except as to any portion of any future documents that is deemed furnished and not deemed filed under such provisions
Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 6. Indemnification of Directors and Officers
Section 98 of the Bermuda Companies Act of 1981, as amended (the “Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Act.
Section 53 of our Fifth Amended and Restated Bye-laws (our “Bye-laws”) provides that all of our directors and officers will be indemnified and held harmless out of our assets from and against all losses incurred by such persons in connection with the execution of their duties as directors and officers, except that such indemnity will not extend to any matter in which such person is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. In addition, our Bye-laws provide that each shareholder waives any claim, whether individually or on behalf of Enstar, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for us or any of our subsidiaries, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
We also have entered into indemnification agreements with our directors and certain officers, which provide, among other things, that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as one of our directors or officers, such indemnitee was, is or is threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, penalties, fines, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In

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addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the indemnification agreements preclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents or any other agreement, any vote of our shareholders or any applicable law.
We have entered into employment agreements with our executive officers, each agreement containing provisions requiring us to indemnify and defend these executive officers to the fullest extent permitted by law and under our governing documents.
Section 98A of the Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.
From and after January 31, 2007, which was the effective time of our merger with The Enstar Group, Inc., we agreed to indemnify and hold harmless all past and present directors, officers, employees and agents of The Enstar Group, Inc. and its subsidiaries before the consummation of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger. We will indemnify or advance expenses to such persons to the same extent such persons were indemnified or had the right to advancement of expenses under The Enstar Group, Inc.’s articles of incorporation, bylaws and indemnification agreements, if any, as these documents existed on the date of the merger, and to the fullest extent permitted by law.
Item 8. Exhibits
Refer to the Exhibit Index attached hereto, which is incorporated herein by reference.

Exhibit Number	Description of Document
4.1	Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed on December 2, 2019).

5.1*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities.

23.1*	Consent of KPMG

23.2*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

*	Filed herewith

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SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on this 18th day of March, 2020.

ENSTAR GROUP LIMITED
By:	/s/ Guy Bowker
Guy Bowker
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guy Bowker and Paul O’Shea, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 18th day of March 2020.

/s/ Dominic Silvester	/s/ Guy Bowker
Dominic Silvester Chief Executive Officer and Director	Guy Bowker Chief Financial Officer (signing in his capacities as principal financial and principal accounting officer)

/s/ Robert Campbell	/s/ B. Frederick Becker
Robert Campbell Chairman	B. Frederick Becker Director

/s/ Sandra Boss	/s/ James Carey
Sandra Boss Director	James Carey Director

/s/ Hans-Peter Gerhardt	/s/ W. Myron Hendry
Hans-Peter Gerhardt Director	W. Myron Hendry Director

/s/ Jie Liu	/s/ Paul O'Shea
Jie Liu Director	Paul O'Shea President, Director

/s/ Hitesh Patel	/s/ Poul Winslow
Hitesh Patel Director	Poul Winslow Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on this 18th day of March, 2020.

ENSTAR (US) INC.
AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ Paul Brockman
Paul Brockman
President and Chief Executive Officer